EXHIBIT J

                             Opinion of OFPI Counsel



1. Organic Food Products, Inc. ("OFPI") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California.

2. OFPI has the requisite corporate power to own, operate and lease its property and assets and to conduct its business as it is currently being conducted. To our knowledge, OFPI is qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification except where the failure to so qualify would not materially and adversely affect OFPI's business, financial condition and results of operations, taken as a whole.

3. All corporate action on the part of OFPI, its Board of Directors and its shareholders necessary for the authorization, execution and delivery of the Merger Agreement by OFPI and the performance of OFPI's obligations under the Merger Agreement has been taken. The Merger Agreement has been duly and validly authorized, executed and delivered by OFPI and constitutes the valid and binding agreement of OFPI enforceable against OFPI in accordance with its terms, except as rights to indemnity under section 9.4 of the Merger Agreement may be limited by applicable law and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

4. The authorized capital stock of OFPI consists of (i) __________________ shares of Common Stock, no par value, of which _________ shares have been issued and are outstanding immediately prior to the Closing, (ii) 5,000,000 shares of Preferred Stock, no par value, none of which are outstanding immediately prior to the Closing. To our knowledge, except as expressly set forth in the Merger Agreement (including the OFPI Disclosure Schedule), there are no options, warrants, conversion privileges, or other rights presently outstanding to purchase any authorized but unissued capital stock of OFPI. Except for ______________, there are no voting agreements, co-sale rights or rights of first refusal applicable to any of OFPI's outstanding capital stock under OFPI's Articles of Incorporation, Bylaws or any Material OFPI Contract disclosed in
Part 3.9(b) and Part 3.11(a) of the OFPI Disclosure Schedule.

5. The execution, delivery and performance by OFPI of the Merger Agreement and the consummation by OFPI of the Merger as provided therein will not violate any provision of OFPI's Articles of Incorporation or Bylaws, and do not constitute a material default (or give rise to any right of termination, cancellation or acceleration) under any provision of any Material OFPI Contract disclosed in
Part 3.9(b) and Part 3.11(a) of the OFPI Disclosure Schedule and do not violate or contravene (A) to our knowledge, any governmental statute, rule or regulation applicable to OFPI or (B) any order, writ, judgment, injunction, decree, determination or award which has been entered against OFPI and of which we are aware, the violation or contravention of which would have a material adverse effect on OFPI's business, financial condition and results of operations, taken as a whole.

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6. To our knowledge,  there is no action, proceeding or investigation pending or threatened in writing against OFPI before any court or administrative agency that questions the validity of the Merger Agreement or might result in a material adverse change in OFPI's business, financial condition and results of operations, taken as a whole.

7. All consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any regulatory authority or governmental body in the United States required to be obtained prior to the Closing in connection with OFPI's execution, delivery and performance of the Merger Agreement and the consummation by OFPI of the Merger as contemplated therein have been made or obtained, other than the filing of the Certificate of Merger with the Secretary of State of the State of California as contemplated by
Section  1.3 of the  Merger  Agreement.

8. The Merger Agreement has been duly authorized by OFPI's Board of Directors and its shareholders and, assuming compliance by OFPI with all requirements of applicable law and the Merger Agreement necessary to effect the Merger, upon filing of the Certificate of Merger with and acceptance by the Secretary of State of the State of California, the Merger will be effective.

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